Exhibit 4.3

Execution Copy

América Móvil, S.A. de C.V.,

as Issuer,

Radiomóvil Dipsa, S.A. de C.V.,

as Guarantor,

and

JPMorgan Chase Bank, N.A.,

as Trustee

EIGHTH SUPPLEMENTAL INDENTURE

Dated as of September 29, 2006

EIGHTH SUPPLEMENTAL INDENTURE, dated as of September 29, 2006, among América Móvil, S.A. de C.V., a sociedad anónima de capital variable organized and existing under the laws of the United Mexican States (“Mexico”) (herein called the “Company”), having its principal office at Lago Alberto 366, Edificio Telcel I, Piso 2, Colonia Anáhuac, 11320, Mexico, D.F., Mexico, Radiomóvil Dipsa, S.A. de C.V., a sociedad anónima de capital variable organized and existing under the laws of Mexico (herein called the “Guarantor”), having its principal office at Lago Alberto 366, Edificio Telcel I, Piso 2, Colonia Anáhuac, 11320, Mexico, D.F., Mexico, and JPMorgan Chase Bank, N.A. (as successor to JPMorgan Chase Bank), a national banking association duly organized and existing under the laws of the United States of America, as Trustee (herein called the “Trustee”), to the Indenture, dated as of March 9, 2004, among the Company, the Guarantor and the Trustee (as amended and supplemented by the Fifth Supplemental Indenture (as defined below), herein called the “Base Indenture”).

W I T N E S S E T H:

WHEREAS, Section 901(5) of the Base Indenture provides that the Company and the Guarantor, when authorized by a Board Resolution (as defined in the Base Indenture), and the Trustee may enter into a supplemental indenture to the Base Indenture, without the consent of any Holders, in order to change any of the provisions of the Base Indenture in respect of one or more series of Securities, provided that such change shall neither (i) apply to any Security of any series created prior to the execution of such supplemental indenture and entitled to the benefit of such provision nor (ii) modify the rights of the Holder of any such Security with respect to such provision;

WHEREAS, the Company desires by this Eighth Supplemental Indenture to revise the provisions of Section 1201(c) (Right of Redemption) and Section 203 (Form of Reverse of Security) of the Base Indenture to reduce the rate of withholding tax that would trigger the Company’s right to redeem Securities at its election from 10% to 4.9%, provided that, in accordance with Section 901(5) of the Base Indenture, such revisions shall not apply to any Security of any series created prior to the execution of this Eighth Supplemental Indenture;

WHEREAS, the Company has duly authorized the execution and delivery of this Eighth Supplemental Indenture;

WHEREAS, the Guarantor has duly authorized the execution and delivery of this Eighth Supplemental Indenture; and

WHEREAS, all things necessary to make this Eighth Supplemental Indenture a valid agreement of the Company and the Guarantor, in accordance with its terms, have been done.

NOW, THEREFORE, for and in consideration of the premises, the Company and the Guarantor covenant and agree with the Trustee as follows:

ARTICLE ONE

DEFINITIONS

Section 101. Provisions of the Base Indenture.

Except insofar as herein otherwise expressly provided, all the definitions, provisions, terms and conditions of the Base Indenture shall remain in full force and effect. The Base Indenture, as amended and supplemented by, inter alia, the Fifth Supplemental Indenture, dated as of December 14, 2004 (the “Fifth Supplemental Indenture”), and as further amended and supplemented by this Eighth

Supplemental Indenture, is in all respects ratified and confirmed, and the Base Indenture, the Fifth Supplemental Indenture and this Eighth Supplemental Indenture shall be read, taken and considered as one and the same instrument for all purposes for each Security of each series created after the date hereof and every Holder of Securities of a series created after the date hereof and authenticated and delivered under the Base Indenture shall be bound thereby.

Section 102. Definitions.

For all purposes of this Eighth Supplemental Indenture, except as otherwise expressly provided or unless the subject matter or context otherwise requires:

(a) any reference to an “Article” or a “Section” refers to an Article or Section, as the case may be, of this Eighth Supplemental Indenture;

(b) the words “herein”, “hereof” and “hereunder” and other words of similar import refer to this Eighth Supplemental Indenture as a whole and not to any particular Article, Section or other subdivision; and

(c) all terms used in this Eighth Supplemental Indenture that are defined in the Base Indenture have the meanings assigned to them in the Base Indenture, except as otherwise provided in this Eighth Supplemental Indenture.

ARTICLE TWO

AMENDMENTS TO THE BASE INDENTURE

Section 201. Right of Redemption

Pursuant to Section 901(5) of the Base Indenture, Section 1201(c) of the Base Indenture is hereby amended for each Security created after the date hereof by deleting the paragraph in its entirety and substituting the following therefor:

If, as a result of any amendment to, or change in, the laws (or any rules or regulation thereunder) of Mexico or any political subdivision or taxing authority thereof or therein affecting taxation or any amendment to or change in an official interpretation or application of such laws, rules or regulations, which amendment or change of such laws, rules or regulations becomes effective on or after the date of this Indenture, the Company would be obligated to pay on the next succeeding Interest Payment Date Additional Amounts in respect of interest payments on the Securities of any series pursuant to the terms and conditions thereof in excess of those attributable to the Mexican withholding tax on the basis of a statutory rate of 4.9% imposed on interest payments with respect to such series of Securities, and if such obligation cannot be avoided by the Company after taking measures the Company considers reasonable to avoid it, then, at the Company’s option, the Securities of such series may be redeemed in whole, but not in part, at any time, on giving not less than 30 nor more than 60 days’ notice to the Trustee and the Holders of such Securities, at a Redemption Price equal to 100% of the principal amount thereof and any premium applicable thereto, together with accrued interest up to but not including the Redemption Date and any Additional Amounts which would otherwise be payable; provided, however, that (1) no notice of such redemption may be given earlier than 90 days prior to the earliest date on which the Company would but for such redemption be obligated to pay such Additional Amounts were a payment on such Securities then due, and (2) at the time such notice is given, such obligation to pay such Additional Amounts remains in effect.

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Section 202. Form of Reverse of Security

Pursuant to Section 901(5) of the Base Indenture, Section 203 of the Base Indenture is hereby amended for each Security created after the date hereof by deleting the paragraph pertaining to redemption at the election of the Company if the Company is required to pay increased Additional Amounts and substituting the following therefor:

The Securities are subject to redemption upon not less than 30 nor more than 60 days’ notice by mail, at any time, as a whole but not in part, at the election of the Company, at a cash price equal to the sum of (i) the principal amount of the Securities being redeemed, (ii) any accrued original issue discount thereon to the date fixed for redemption, (iii) accrued and unpaid current interest thereon to the date fixed for redemption, (iv) any premium applicable in the case of redemption prior to Maturity, and (v) any Additional Amounts (as defined in the Indenture) which would otherwise be payable, if, as a result of any amendment to, or change in, the laws (or any laws, rules, or regulations thereunder) of Mexico or any political subdivision or taxing authority thereof or therein affecting taxation or any amendment to or change in an official interpretation, administration or application of such laws, rules, or regulations (including a holding by a court of competent jurisdiction), which amendment or change of such laws, rules, or regulations becomes effective on or after the date of the Indenture, the Company would be obligated, after making reasonable endeavors to avoid such requirement, to pay Additional Amounts in excess of the Additional Amounts that the Company would be obligated to pay if payments made on the Securities were subject to withholding or deduction of Mexican Taxes at the rate of 4.9%.

ARTICLE THREE

MISCELLANEOUS PROVISIONS

Section 301. Separability of Invalid Provisions

In case any one or more of the provisions contained in this Eighth Supplemental Indenture should be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions contained in this Eighth Supplemental Indenture, and to the extent and only to the extent that any such provision is invalid, illegal or unenforceable, this Eighth Supplemental Indenture shall be construed as if such provision had never been contained herein.

Section 302. Execution in Counterparts

This Eighth Supplemental Indenture may be simultaneously executed and delivered in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original, and such counterparts shall together constitute but one and the same instrument.

Section 303. Certain Matters

The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Eighth Supplemental Indenture or for or in respect of the recitals contained herein, all of which are made solely by the Company and the Guarantor.

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IN WITNESS WHEREOF, the parties hereto have caused this Eighth Supplemental Indenture to be duly executed on their respective behalves, all as of the day and year first written above.

AMÉRICA MÓVIL, S.A. DE C.V.,
as Issuer

By:	/s/ Daniel Hajj Aboumrad
Name:	Daniel Hajj Aboumrad
Title:	Attorney-in-Fact

By:	/s/ Alejandro Cantú Jiménez
Name:	Alejandro Cantú Jiménez
Title:	Attorney-in-Fact

RADIOMÓVIL DIPSA, S.A. DE C.V., as Guarantor

By:	/s/ Daniel Hajj Aboumrad
Name:	Daniel Hajj Aboumrad
Title:	Attorney-in-Fact

By:	/s/ Alejandro Cantú Jiménez
Name:	Alejandro Cantú Jiménez
Title:	Attorney-in-Fact

JPMORGAN CHASE BANK, N.A. as Trustee

By:	/s/ Karen Ferry
Name:	Karen Ferry
Title:	Vice President

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